UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): December 21, 2017

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer and Senior Vice President, Corporate Development and Strategy

On December 21, 2017, the Board of Directors of Centrus Energy Corp. (the “Company”) appointed Marian K. Davis, 59, as Senior Vice President, Chief Financial Officer and Treasurer of the Company, effective April 3, 2018, succeeding Stephen S. Greene who will, on such date, become the Company’s Senior Vice President, Corporate Development and Strategy. In connection with the transition of duties, effective January 1, 2018, Ms. Davis will serve as the Company’s Vice President, Finance and Accounting until April 3, 2018.

Prior to this promotion, Ms. Davis has been serving as the Vice President, Chief Audit Executive of the Company since July 2011. Previously, Ms. Davis was senior vice president, corporate internal audit for Sunrise Senior Living, Inc., where she established the company’s internal audit function and led its efforts in Sarbanes-Oxley, SEC and Medicare compliance.  Before that she served in financial executive positions for HMSHost Corporation, Host Hotels & Resorts, Inc. and Marriott International, Inc. Mrs. Davis began her career in public accounting with PricewaterhouseCoopers.

To reflect Ms. Davis’ increased level of responsibility and leadership in the Company, in connection with her promotion, the Company’s Compensation, Nominating and Governance Committee has approved the following material compensatory arrangements for Ms. Davis, effective January 1, 2018: (i) an annual base salary of $350,000; (ii) a fiscal 2018 target bonus under the Company’s 2016 Executive Incentive Plan of 80% of base salary ($280,000); and (iii) a target long-term incentive cash award of approximately 90% of base salary ($268,060) and a grant of equity as a notional award of approximately 10% of base salary under the Company’s 2016 Executive Incentive Plan each to be paid in the first quarter of 2019. Any amounts payable to Ms. Davis under item (iii) above will be pro-rated to reflect the two years of performance (2016-2017) in her current role as Vice President, Chief Audit Executive and one year of performance (2018) in her role as Senior Vice President, Chief Financial Officer and Treasurer of the Company and are otherwise payable in accordance with the underlying terms of the plan documents described in more detail in the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on April 19, 2017. Ms. Davis had previously been granted a retention incentive to remain in her current position through December 31, 2017. Ms. Davis will continue to remain eligible to receive her 2017 retention incentive of $231,000.

Ms. Davis will be eligible to participate in the health insurance and benefit programs generally available to senior executives of the Company.

In addition, Ms. Davis and the Company previously entered into the Company’s standard indemnification agreement and standard change in control agreement. The form of indemnification agreement was filed as Exhibit 10.77 to the Company’s annual report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on March 16, 2015. The form of change in control agreement was filed as Exhibit 10.3 to the Company’s current report on Form 8-K, which was filed with the Securities and Exchange Commission on January 16, 2013.

There are no arrangements or understandings between Ms. Davis and any other persons pursuant to which she was selected as Senior Vice President, Chief Financial Officer and Treasurer of the Company and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Davis has no family relationships with any director or executive officer of the Company.

In respect of Mr. Greene, there are no changes to his compensation as a result of his new position with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	December 22, 2017	By:	/s/ Stephen S. Greene
Stephen S. Greene
Senior Vice President, Chief Financial Officer and Treasurer